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                                                           EXHIBIT 5.1

                                January 13, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                        Re:     Ticketmaster Group, Inc.
                                Registration Statement on Form S-8

Gentlemen:

        We are counsel to Ticketmaster Group, Inc., an Illinois corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance from time to time by the Company of up to 3,250,000 shares of the Company's common stock, no par value per share (the "Common Stock"), as either restricted stock awarded and to be awarded, or upon the exercise of options granted and to be granted, pursuant to the TicketMaster Stock Plan, as amended and restated (the "Plan").

        As such counsel, we have examined the Plan, the Company's Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws of the Company, the minute book of the Company and such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

        Based on the foregoing, we are of the opinion that:

                1. The issuance from time to time by the Company of up to 3,250,000 shares of Common Stock as either restricted stock awarded or to be awarded, or upon the exercise of options granted and to be granted pursuant to the Plan as described in the prospectus to be delivered to participants in the Plan (the "Prospectus") has been duly and validly authorized by all necessary corporate action on the part of the Company.

                2. When issued and paid for as described in the Prospectus and in accordance with the Plan, the 3,250,000
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Securities and Exchange Commission
January 13, 1997
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        shares available for issuance under the Plan will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Interests of Named Experts and Counsel" in Item 5 of Part II of the Registration Statement.

        Please be advised that certain partners of and attorneys associated with our firm own shares of Common Stock. In addition, Charles Evans Gerber and Norman J. Gantz, partners of our firm, serve as a director and as Secretary, respectively, of the Company. Furthermore, as described in the Registration Statement, Mr. Gerber and Marshall E. Eisenberg, who is also a partner in the firm, are co-trustees of trusts which indirectly own shares of Common Stock. Finally, Mr. Gerber holds options to purchase shares of Common Stock, and will be entitled to be granted additional options to purchase shares of Common Stock under the Plan.

        The opinions expressed above are limited to the laws of the State of Illinois and the federal laws of the United States, and are limited to the specific legal matters expressly addressed herein. No opinion is expressed with respect to the laws of any other jurisdiction or any legal matter not addressed herein. This opinion speaks only as of the date hereof and we undertake no obligation to update.

                                    Very truly yours,


                                By: /s/ Neal, Gerber & Eisenberg
                                    ----------------------------
                                    NEAL, GERBER & EISENBERG